Exhibit 10.2

Execution Version

AMENDMENT NO. 1

TO

EQUITY PURCHASE AGREEMENT

DATED SEPTEMBER 7, 2010

This Amendment No. 1 (this “Amendment”) to that certain Purchase Agreement (as defined herein), dated as of October 13, 2010, is by and among Joseph A. Sperske, in his capacity as the Members’ Representative (the “Members’ Representative”), and Mine Safety Appliances Company, a Pennsylvania corporation (“Buyer”).

RECITALS

WHEREAS, the Members’ Representative; Buyer; Cecil Lenihan; David Woods; Denis Connolly; Joseph A. Sperske, as Trustee of the Shelley Trust; Joseph A. Sperske, as Trustee of the Stasia Trust; Joseph A. Sperske, as Trustee of the Shannon Trust; Darin Brame; George Purvis; Joseph A. Sperske, as Trustee of the Joseph A. Sperske Revocable Trust; and Phillip A. Robbibaro and Michelle Robbibaro, as Trustees of the Robbibaro Family Trust are all party to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated as of September 7, 2010 with respect to the equity interests of General Monitors Transnational, LLC, a Nevada limited liability company (the “Company”);

WHEREAS, the Purchase Agreement contemplates that each of the Gassonic Equityholders other than the Company will enter into individual stock purchase agreements with Buyer (or its designee) and the Members’ Representative (“Individual Purchase Agreements”) pursuant to which Buyer (or its designee) would purchase all shares owned by said Gassonic Equityholders in Gassonic;

WHEREAS, instead of entering into Individual Purchase Agreements, the parties have agreed that the Gassonic Equityholders other than the Company will enter into Share Purchase Agreements pursuant to certain share purchase provisions contained in the existing Shareholders’ Agreement of Gassonic (“Share Purchase Agreements”);

WHEREAS, the Company and Andrew Yong have entered into an agreement to terminate the nominee relationship between them with respect to the five percent interest in Wuxi held in the Company’s name as nominee for Mr. Yong, and transfer to the Company the 500 shares of GMHK owned by Mr. Yong; and

WHEREAS, the parties to the Purchase Agreement desire to amend the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Purchase Agreement.

Section 2. Amendments to Purchase Agreement. Effective as of the date hereof, the Purchase Agreement shall be amended by adding the following to the Purchase Agreement:

(a) All references contained in the Purchase Agreement to execution of Individual Purchase Agreements by the Gassonic Equityholders other than the Company and the closing of the purchases contemplated thereunder (including without limitation the references set forth in Sections 2.1(c), 4.1(r)(ii), 4.1(t), 4.2(i), and 4.2(j)) are hereby deleted and replaced with references to execution and delivery by said Gassonic Equityholders of the Share Purchase Agreements; provided that the parties agree that the purchases under the Share Purchase Agreements will close within the time frame provided for in such Share Purchase Agreements and, as a result, shall not be a condition precedent to the Closing under the Purchase Agreement.

(b) In no event shall any Gassonic Equityholder other than the Company (i) be required to deposit any portion of the purchase price payable to it for its shares in Gassonic with the Escrow Agent pursuant to Section 1.2(b) of the Purchase Agreement or be deemed to have agreed to the terms of the Escrow Agreement (as defined in Section 1.2(b) of the Purchase Agreement), it being understood that the portion of the purchase price which such Gassonic Equityholders was to deposit under the Escrow Agreement shall instead be deposited by the GMT Members, or (ii) with respect to the working capital adjustment set forth in Section 1.4 of the Purchase Agreement, be responsible for contributing to any payment due to Buyer under Section 1.4(c)(ii) of the Purchase Agreement or be entitled to receive any proceeds from any amount payable by Buyer under Section 1.4(c)(i) of the Purchase Agreement, it being understood and agreed that any working capital adjustment payment due to Buyer which relates to Gassonic shall be made by the GMT Members through withdrawal of such amount from the Escrow Account maintained with respect to the Company and any working capital adjustment payment made by Buyer which relates to Gassonic shall be payable to the Members’ Representative (for the benefit of the GMT Members).

(c) The Cash Purchase Price as set forth in Section 1.2(a) of the Purchase Agreement shall be deleted and shall instead be: $68,837,100 USD.

(d) The Escrow Amount as set forth in Section 1.2(b) of the Purchase Agreement shall be deleted and shall instead be: $11,350,900 USD.

(e) The names of Martin Tranderup Olesen and Gregory Neethling shall be deleted from Schedules 6.1, 6.2 and 6.3 to the Purchase Agreement, it being understood and agreed that Messrs. Olesen and Neethling will not be bound by the covenants contained in Sections 6.1, 6.2 and 6.3 of the Purchase Agreement but instead will be bound by the covenants contained in Section 11 of the Share Purchase Agreements.

(f) The GMT Members have informed the Buyer that the Company, the Members’ Representative and Mr. Yong have entered into a Cancellation, Transfer and Waiver agreement that provides for the (i) termination of the nominee relationship between the Company and Mr. Yong with respect to the five percent interest in Wuxi held in the Company’s name as nominee for Mr. Yong, and (ii) transfer to the Company of 500 shares of GMHK owned by Mr. Yong. Further, the promissory note dated as of September 15, 2008 made by Mr. Yong in favor of the Company in the original principal amount of $124,677.57 and with an outstanding balance of

USD$36,517 representing both principal and accrued but unpaid interest as of October 13, 2010, will be paid in-full and cancelled. No representations or warranties are made by the GMT Members to Buyer with respect to the termination of the nominee relationship or transfer of the shares of GMHK set forth in this Section 2(f), other than that funds from the GMT Members were used in an amount sufficient to complete the transactions described above in this Section 2(f).

Section 3. References. From and after the date hereof, any reference to the Purchase Agreement contained in any notice, request, certificate or other instrument, document or agreement shall be deemed to include this Amendment unless the context shall otherwise require.

Section 4. Continued Effectiveness. Except as expressly provided herein, nothing in this Amendment shall be deemed to waive or modify any of the provisions of the Purchase Agreement, or any amendment or addendum thereto, and the Purchase Agreement will remain unchanged and in full force and effect. In the event of any conflict between the Purchase Agreement and this Amendment, this Amendment shall prevail.

Section 5. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

Section 6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

JOSEPH A. SPERSKE, as Members’ Representative

/s/ Joseph A. Sperske

MINE SAFETY APPLIANCES COMPANY

By:	/s/ Dennis L. Zeitler
Name:	Dennis L. Zeitler
Title:	Senior Vice President

Signature Page to Amendment No. 1 to the Equity Purchase Agreement